                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 No. 333-40513 and the related prospectus of Coeur d'Alene Mines Corporation for the registration of $143,750,000 principal amount of 7 1/4% Convertible Subordinated Debentures due 2005 and to the incorporation by reference therein of our report dated February 20, 1998, with respect to the consolidated financial statements of Coeur d'Alene Mines Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1997, as amended on March 25 and 27, 1998, and filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Seattle, Washington

March 31, 1998